Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts: Alicia Davis (248) 447-1781 Ed Lowenfeld (248) 447-4380

Lear Increases Share Repurchase Authorization to $1.5 Billion and

Raises Quarterly Cash Dividend to $0.77 Per Share

SOUTHFIELD, Mich., February 6, 2020 — Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that its Board of Directors has authorized an increase in the Company’s share repurchase authorization to $1.5 billion and extended the authorization period to December 31, 2022. The Board also authorized the Company’s ninth consecutive annual dividend increase, raising the quarterly dividend on the Company’s common stock from $0.75 to $0.77 per share. The next quarterly dividend is payable on March 18, 2020, to shareholders of record at the close of business on February 28, 2020.

“Consistent with our stated capital allocation priorities and long-standing commitment to returning excess cash to shareholders, we are raising Lear’s dividend for the ninth consecutive year and replenishing and extending the Company’s share repurchase authorization,” said Henry D. G. Wallace, Lear’s Non-Executive Chairman. “These actions are a reflection of the Board’s confidence in the Company’s financial strength and outlook.”

At the end of 2019, Lear had $1.2 billion remaining on its share repurchase authorization. As a result of today’s action, Lear’s total available share repurchase authorization is now $1.5 billion. Since initiating the share repurchase program in early 2011, Lear has repurchased 51.2 million shares of its common stock for a total of $4.6 billion at an average price of $89.83 per share. This represents a reduction of approximately 49% of the Company’s shares outstanding since the time it began the program.

Lear may implement share repurchases under its share repurchase authorization utilizing a variety of methods, including open market purchases, accelerated share repurchase programs, privately negotiated transactions and structured repurchase transactions. Share repurchases are subject to the Company’s discretion with respect to alternative uses of capital, as well as prevailing financial, market and industry conditions.

The Company also announced the date for its 2020 Annual Stockholders Meeting, which will be held on May 21, 2020, at 9:00 a.m. EDT, at the Company’s corporate headquarters, 21557 Telegraph Road, Southfield, Michigan 48033. The record date for determining eligibility to vote at the 2020 Annual Meeting is March 27, 2020.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks #147 on the Fortune 500. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation.

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